Exhibit 99.1

Buckeye’s Fourth Quarter and Fiscal Year 2011 Results

Record sales and earnings for Fiscal Year 2011

Adjusted 4Q EPS* of $0.68 compared to $0.26 in 4Q-FY11

Record 4Q Sales up 25% versus Year-Ago Quarter

4Q Free cash flow* of $50 million applied toward $40MM in debt reduction and $10MM in share repurchases

Dividend to be increased by 20%

MEMPHIS, Tenn.--(BUSINESS WIRE)--August 2, 2011--Buckeye Technologies Inc. (NYSE:BKI) today announced fourth quarter adjusted net income* of $27.8 million or $0.68 per share. This excludes an after-tax non-cash asset impairment charge of $13.0 million, or $0.32 per share, relating to our recently announced plans to close our Canadian nonwovens plant by the end of December 2012 as well as other special items of $0.6 million or $0.01 per share. Adjusted net income* rose 162% as compared to the prior year period’s $10.6 million or $0.26 per share, which excluded after-tax costs of $0.9 million or $0.02 per share relating to early retirement of debt and restructuring.

Net sales were a record $256 million for the fourth quarter of fiscal 2011, up 25% versus net sales of $205 million in the fourth quarter of fiscal 2010 due to higher selling prices and increased shipment volume. The $0.42 increase in adjusted EPS*, compared to the prior year period, was also driven by higher selling prices and increased shipment volume.

Comparing the fourth quarter to the third quarter of fiscal 2011, sales were up $18 million or 8% primarily due to a 6% increase in shipment volume. Adjusted EPS* of $0.68 was off $0.03 compared to $0.71 in the third quarter due to a higher effective tax rate, and higher selling, research and administrative expenses, reflecting increased year-end compensation performance accruals. Adjusted pre-tax income was up by $1.0 million compared to the third quarter.

For fiscal year 2011, net sales were $905 million, a new record and up 20% from $756 million in fiscal 2010, primarily driven by higher selling prices. Adjusted net income* for the 2011 fiscal year was a record $90.8 million, or $2.23 per share, compared to $34.9 million or $0.91 per share in fiscal 2010. The growth in net income was due to significantly higher selling prices across all parts of our specialty fibers segment, along with a $0.19 favorable impact from reduced interest expense due to the $141 million debt reduction achieved over the course of the year.

Chairman and Chief Executive Officer John B. Crowe said, “We were pleased with our fourth quarter and our record fiscal year 2011 financial results. Fourth quarter revenue was significantly improved over the same quarter a year ago, surpassing the old record delivered in the preceding quarter. We indicated on our last quarter’s earnings conference call that we expected fourth quarter earnings to be similar to the third quarter, which is the case. Continued excellent free cash flow generation, which amounted to $50 million for the quarter, allowed us to reduce our long-term debt during the quarter by $40 million to $97 million on June 30. At the same time, we repurchased 400,000 shares of Buckeye stock under our outstanding 5.6 million share authorization, representing a return of cash to our shareholders of approximately $10 million. We enter our new fiscal year 2012 with solid momentum.”

Buckeye has scheduled a conference call for Wednesday morning, August 3, at 11:00 a.m. ET to discuss fourth quarter and fiscal year performance. Persons interested in listening by telephone may dial in at (800) 533-7954 within the United States. International callers should dial (785) 830-1924. Supplemental material for the call will be available on the Company’s website at www.bkitech.com or at www.streetevents.com.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA. The Company currently operates facilities in the United States, Germany, Canada, and Brazil. Its products are sold worldwide to makers of consumer and industrial goods.

Note Regarding Non-GAAP Financial Measures

*This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). The non-GAAP measures presented are “adjusted operating income”, “adjusted pre-tax income”, “adjusted net income”, and “adjusted earnings per share” and are equal to net income, pre-tax income, operating income and earnings per share excluding the after-tax effects of alternative fuel mixture credits (AFMC) and cellulosic biofuel credits (CBC), investment tax credits (ITC) on prior period expenditures, asset impairment cost, restructuring cost and early debt extinguishment cost.

	4th Quarter		3rd Quarter	Total Year
($ in Millions)	2011	2010	2011	2011	2010
Operating income
Operating income in accordance with GAAP	30.9	19.1	44.0	130.1	146.5
Special items:
Restructuring costs	0.1	0.1	(0.1)	1.1	3.4
Alternative fuel mixture credits	---	---	---	---	(77.7)
Asset impairment	13.0	---	---	13.0	---
Adjusted operating income	44.0	19.2	43.9	144.2	72.2
Interest expense and amortization of debt	(1.7)	(3.7)	(1.6)	(8.7)	(17.5)
Add back accrued CBC-related IRS interest	0.7	---	0.6	2.5	---
Foreign exchange and other	---	0.2	(0.9)	(1.7)	(0.5)
Adjusted pre-tax income	43.0	15.7	42.0	136.3	54.2

Net income
Net income in accordance with GAAP	14.1	9.7	28.7	124.3	114.6
Special items, after-tax:
Restructuring costs	0.1	0.1	(0.1)	1.0	2.1
AFMC / CBC	0.6	---	0.4	(49.9)	(76.8)
Asset Impairment	13.0	---	---	13.0	---
Early Extinguishment of Debt	---	0.8	---	2.4	1.6
ITC on prior period expenditures	---	---	---	---	(6.6)
Adjusted net income	27.8	10.6	29.0	90.8	34.9

	4th Quarter		3rd Quarter	Total Year
($ in Millions)	2011	2010	2011	2011	2010
Earnings per share (EPS)
EPS in accordance with GAAP	$0.35	$0.24	$0.70	$3.05	$2.90
Special items, after-tax, per share:
Restructuring costs	---	---	---	0.02	0.05
AFMC / CBC	0.01	---	0.01	(1.22)	(1.94)
Asset impairment	0.32	---	---	0.32	---
Early Extinguishment of Debt	---	0.02	---	0.06	0.04
ITC on prior period expenditures	---	---	---	---	(0.14)
Adjusted EPS	$0.68	$0.26	$0.71	$2.23	$0.91

Free Cash Flow
Net cash provided by operating activities	66.9	51.1	38.1	210.8	125.5
Net cash used in investing activities	(16.5)	(17.9)	(9.8)	(57.8)	(40.6)
Free Cash Flow	50.4	33.2	28.3	153.0	84.9

Note Regarding Forward-Looking Statements

This press release also contains forward-looking statements within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” generally can be identified by the use of forward-looking terminology such as “assumptions,” “target,” “guidance,” “outlook,” “plans,” “projection,” “may,” “will,” “would,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” or “continue (or the negative or other derivatives of each of these terms or similar terminology). The “forward-looking statements” include, without limitation, statements regarding the economic outlook for the Company and the demand for its products, expected cost reductions associated with our recent move to one-machine operation at our Delta plant and the completion of our Foley energy independence project, and expected levels of cash flow and debt reduction. These statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company’s Annual Report on Form 10-K and other period filings with the Securities and Exchange Commission.

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended			Year Ended
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Net sales	$255,900	$237,782	$205,130	$905,273	$756,426
Cost of goods sold	196,333	180,318	171,995	707,503	635,023
Gross margin	59,567	57,464	33,135	197,770	121,403
Gross margin as a percentage of sales	23.3%	24.2%	16.2%	21.8%	16.0%

Selling, research and administrative expenses	15,096	13,102	13,441	51,705	48,107
Amortization of intangibles and other	513	488	483	1,966	1,905
Asset impairment	13,007	-	-	13,007	-
Restructuring costs	85	(125)	144	1,082	3,353
Alternative fuel mixture credits	-	-	-	-	(77,677)
Other operating income	-	(17)	(27)	(63)	(751)

Operating income	30,866	44,016	19,094	130,073	146,466

Net interest expense and amortization of debt costs	(1,716)	(1,642)	(3,671)	(8,672)	(17,501)
Early extinguishment of debt	-	-	(1,234)	(3,649)	(2,606)
Foreign exchange and other	(12)	(892)	172	(1,717)	(548)
Income before income taxes	29,138	41,482	14,361	116,035	125,811
Income tax expense (benefit)	15,041	12,789	4,645	(8,233)	11,237
Net income	$14,097	$28,693	$9,716	$124,268	$114,574

Computation of diluted earnings per share under the two-class method:

Net income attributable to shareholders	$14,097	$28,693	$9,716	$124,268	$114,574
Less: Distributed and undistributed income allocated to participating securities (nonvested stock)	(203)	(522)	-	(2,150)	-
Distributed and undistributed income available to shareholders	$13,894	$28,171	$9,716	$122,118	$114,574

Diluted weighted average shares outstanding	40,118	40,195	39,964	40,003	39,505

Diluted earnings per share	$0.35	$0.70	$0.24	$3.05	$2.90

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30	March 31	June 30
	2011	2011	2010
Current assets:
Cash and cash equivalents	$30,494	$27,792	$22,121
Accounts receivable, net	140,582	141,008	122,960
Income tax and AFMC Receivable	-	1,460	68,356
Inventories	91,024	97,879	74,850
Deferred income taxes and other	12,216	11,789	9,541
Total current assets	274,316	279,928	297,828

Property, plant and equipment, net	530,468	538,082	524,475
Goodwill	2,425	2,425	2,425
Deferred income taxes	32,741	25,441	-
Intellectual property and other, net	29,901	27,261	27,726
Total assets	$869,851	$873,137	$852,454

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$41,437	$39,311	$39,376
Accrued expenses	71,722	51,588	44,007
Short-term debt	-	-	198
Current portion of long-term debt	-	-	67,000
Total current liabilities	113,159	90,899	150,581

Long-term debt	96,921	136,570	170,332
Deferred income taxes	7,968	719	56,344
Other liabilities	72,506	74,500	37,876
Stockholders' equity	579,297	570,449	437,321
Total liabilities and stockholders' equity	$869,851	$873,137	$852,454

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Three Months Ended			Year Ended
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
OPERATING ACTIVITIES
Net income	$14,097	$28,693	$9,716	$124,268	$114,574
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment of long-lived assets	13,007	-	-	13,007	-
Depreciation	13,146	12,778	11,951	50,030	46,275
Amortization	668	643	670	2,629	2,857
Loss on early extinguishment of debt	-	-	1,234	3,649	2,606
Deferred income taxes	(735)	(15,119)	7,583	(81,709)	7,658
Noncurrent AFMC refund payable	-	-	-	41,144	-
Loss on disposal of equipment	387	99	637	1,297	1,096
Insurance proceeds applied to capital investments	-	-	-	(161)	-
Provision for bad debts	(124)	(162)	270	(198)	(84)
Excess tax benefit from stock based compensation	(1,666)	(383)	(707)	(2,494)	(726)
Stock-based compensation expense	1,224	1,235	295	4,594	2,335
Other	(258)	114	3,280	(188)	2,503
Change in operating assets and liabilities
Accounts receivable	(1,174)	(20,093)	(7,837)	(14,805)	(16,200)
Income tax and AFMC receivable	1,460	15,129	5,453	68,356	(58,982)
Inventories	7,182	(3,900)	7,205	(13,532)	12,452
Other assets	30	(1,738)	(1,054)	121	(94)
Accounts payable and other liabilities	19,631	20,766	12,395	14,832	9,220
Net cash provided by operating activities	66,875	38,062	51,091	210,840	125,490

INVESTING ACTIVITIES
Purchases of property, plant & equipment	(16,175)	(9,696)	(17,771)	(57,307)	(47,540)
Proceeds from sale of assets	3	-	8	7	8
Proceeds from State of Florida grant	-	-	-	-	7,381
Proceeds from insurance settlement related to capital investments	-	-	-	161	-
Other	(290)	(138)	(110)	(639)	(421)
Net cash used in investing activities	(16,462)	(9,834)	(17,873)	(57,778)	(40,572)

FINANCING ACTIVITIES
Net borrowings (payments) under line of credit	(39,649)	(27,456)	(10,497)	(609)	80,502
Payments on long term debt and other	-	-	(25,000)	(140,000)	(170,000)
Payments for debt issuance costs	-	-	(650)	(2,586)	(650)
Payments related to early extinguishment of debt	-	-	(1,700)	(1,984)	(1,700)
Excess tax benefit from stock based compensation	1,666	383	707	2,494	726
Purchase of treasury shares	(9,799)	-	-	(9,799)	-
Net proceeds from sale of equity interests	677	955	3,906	4,011	4,600
Payment of dividend	(2,035)	(2,018)	-	(7,275)	-
Other	-	-	(684)	-	(684)
Net cash used in financing activities	(49,140)	(28,136)	(33,918)	(155,748)	(87,206)

Effect of foreign currency rate fluctuations on cash	1,429	2,548	(4,114)	11,059	2,348

Increase (decrease) in cash and cash equivalents	2,702	2,640	(4,814)	8,373	60
Cash and cash equivalents at beginning of period	27,792	22,400	26,935	22,121	22,061
Cash and cash equivalents at end of period	$30,494	$25,040	$22,121	$30,494	$22,121

BUCKEYE TECHNOLOGIES INC.
SUPPLEMENTAL FINANCIAL DATA
(unaudited)
(In thousands)

	Three Months Ended			Year Ended
SEGMENT RESULTS	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Specialty Fibers
Net sales	$193,883	$181,334	$148,690	$673,332	$537,483
Operating income (a)	42,570	43,965	19,276	143,120	65,219
Depreciation and amortization (b)	8,565	8,447	7,760	32,959	29,604
Capital expenditures	12,726	8,535	16,026	49,526	42,591

Nonwoven Materials
Net sales	$69,896	$64,488	$63,912	$264,931	$246,803
Operating income (a)	5,274	3,074	3,746	13,768	16,797
Depreciation and amortization (b)	4,084	3,885	3,642	15,202	14,770
Capital expenditures	3,156	1,143	1,445	6,870	3,971

Corporate
Net sales	$(7,879)	$(8,040)	$(7,472)	$(32,990)	$(27,860)
Operating income (loss) (a)	(16,978)	(3,023)	(3,928)	(26,815)	64,450
Depreciation and amortization (b)	1,011	934	1,033	3,837	3,809
Capital expenditures	293	18	300	911	978

Total
Net sales	$255,900	$237,782	$205,130	$905,273	$756,426
Operating income (loss) (a)	30,866	44,016	19,094	130,073	146,466
Depreciation and amortization (b)	13,660	13,266	12,435	51,998	48,183
Capital expenditures	16,175	9,696	17,771	57,307	47,540

(a) The corporate segment includes operating elements such as segment eliminations, amortization of intangibles, impairment of long-lived assets, alternative fuel mixture credits, charges related to restructuring, unallocated at-risk compensation and unallocated stock-based compensation for executive officers and certain other employees. Corporate net sales represents the elimination of intersegment sales included in the specialty fibers reporting segment.
(b) Depreciation and amortization includes depreciation, depletion and amortization of intangibles.

	Three Months Ended			Year Ended
ADJUSTED EBITDA	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Net income (loss)	$14,097	$28,693	$9,716	$124,268	$114,574
Income tax expense	15,041	12,789	4,645	(8,233)	11,237
Interest expense	1,635	1,533	3,493	8,190	16,678
Amortization of debt costs	155	155	187	663	946
Early extinguishment of debt	-	-	1,234	3,649	2,606
Depreciation, depletion and amortization	13,659	13,266	12,434	51,996	48,180
EBITDA	44,587	56,436	31,709	180,533	194,221
Asset impairments	13,007	-	-	13,007	-
Restructuring	85	(124)	-	531	-
Non cash charges	424	99	657	1,335	1,303
Adjusted EBITDA	$58,103	$56,411	$32,366	$195,406	$195,524

We calculate EBITDA as earnings before cumulative effect of change in accounting plus interest expense, income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by adding back the following items: asset impairment charges, restructuring charges incurred since the inception of the current credit facility, non-cash charges and other (gains) losses and deducting any non-cash expense associated with alternative fuel mixture credits.  You should not consider adjusted EBITDA to be an alternative measure of our net income, as an indicator of operating performance; or our cash flow, as an indicator of liquidity.   Adjusted EBITDA corresponds with the definition contained in our US revolving credit facility, established on October 22, 2010, and it provides useful information concerning our ability to comply with debt covenants. Although we believe adjusted EBITDA enhances your understanding of our financial condition, this measure, when viewed individually, is not a better indicator of any trend as compared to other measures (e.g., net sales, net earnings, net cash flows, etc.).  Prior period amounts have been adjusted to conform to the definition contained in our new credit facility.

CONTACT:
Buckeye Technologies Inc.
Steve Dean, 901-320-8352
Senior Vice President
and Chief Financial Officer
or
Daryn Abercrombie, 901-320-8908
Investor Relations
www.bkitech.com